Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Joelle Fitzgerald
salesforce.com
Investor Relations
415-536-6250
jfitzgerald@salesforce.com

Jane Hynes
salesforce.com
Public Relations
415-901-5079
jhynes@salesforce.com

Salesforce.com Announces 12,000 Customers and 185,000 Paying Subscribers Worldwide as of

September 30, 2004

SAN FRANCISCO, Calif. – October 6, 2004 — Salesforce.com (NYSE: CRM), the market and technology leader in on demand customer relationship management, today announced that as of September 30, 2004, the company’s customer base has grown to approximately 12,000 customers and approximately 185,000 paying subscribers worldwide.

About salesforce.com

Salesforce.com is the market and technology leader in on demand customer relationship management (CRM). Through its award-winning salesforce.com family of products, the company provides a comprehensive suite of CRM services to help enterprises of all sizes, industries and geographies meet the complex challenge of managing customer information. Salesforce.com also offers sforce, the salesforce.com client/service platform, to allow customers and independent software vendors to customize and integrate salesforce.com, as well as build their own on demand enterprise applications. As of September 30, 2004, salesforce.com manages customer information for approximately 12,000 customers and approximately 185,000 paying subscribers including Advanced Micro Devices (AMD), America Online (AOL), Automatic Data Processing (ADP), Avis/Budget Rent A Car (Cendant Rental Car Group), Dow Jones Newswires, Polycom and SunTrust Banks. Salesforce.com is headquartered in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com or call 1-800-NO-SOFTWARE.

Salesforce.com is a registered trademark of salesforce.com, inc., San Francisco, California. Other names used may be trademarks of their respective owners.

Cautionary Statement

The subscriber and customer numbers presented above are approximate numbers for the period stated, are net of any customer or subscriber losses in the same period, represent our business at a single point in time and should not be viewed as predictive of our future subscriber or customer base. In addition, since we recognize revenue over the term of an agreement with a customer (typically 12-24 months), additional customers and subscribers may not have an immediate or substantial impact on our subscription and support revenues and therefore should not be used as a basis for predicting our revenues, expenses or growth rate.